EXHIBIT 99.1
Dear Colleagues,
As two publicly-held companies with a transaction in process, there are legal limitations with regard to the information we can communicate at this time. However, we are pleased to provide you with additional background information on Hindalco and the Aditya Birla Group as well as quick facts on India in this special edition of the Novelis News. Each site and communications leader should ensure that this update is shared with all Novelis employees by March 31. Please make this brief newsletter easily accessible by providing copies to each employee and/or making them available in breakrooms and/or on bulletin boards throughout the site.
We would also like to make you aware of a resource page on our intranet that will contain newsletter updates and other publicly available information with regard to the transaction. This page can be found under New sand then Acquisition by Hindalco or by clicking on this link.
Thank you,
Corporate Communications
Additional Information and Where to Find it
In connection with the proposed arrangement and required shareholder approval, Novelis Inc. has filed a preliminary proxy statement/circular with the U.S. Securities and Exchange Commission (the “SEC”) and will file with the SEC a definitive proxy statement/circular. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/CIRCULAR, AND ANY OTHER RELEVANT MATERIALS FILED BY NOVELIS, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT NOVELIS AND THE ARRANGEMENT. All documents filed by Novelis with the SEC may be obtained for free at the SEC’s web site at www.sec.gov. In addition, the documents filed by Novelis with the SEC may be obtained free of charge by contacting Novelis at 3399 Peachtree Road NE, Suite 1500, Atlanta, GA 30326, Attention: Corporate Secretary. Our filings with the SEC are also available on our website at www.novelis.com.
Participants in the Solicitation
Novelis and its officers and directors may be deemed to be participants in the solicitation of proxies from Novelis’ shareholders with respect to the arrangement. Information about Novelis’ officers and directors and their ownership of Novelis’ common shares is set forth in the information circular for Novelis’ 2006 Annual Meeting of Shareholders, which was filed with the SEC on September 15, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Novelis and its respective officers and directors in the acquisition by reading the preliminary proxy statement/circular, as well as the definitive proxy statement/circular regarding the arrangement that Novelis will file with the SEC.